Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Agenus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	2,000,000(1)	$0.63(2)	$1,260,000(2)	0.00014760	$185.98

Total Offering Amounts					$1,260,000		$185.98

Total Fee Offsets							—

Net Fee Due							$185.98

(1)

Represents shares of Common Stock reserved for issuance under the Registrant’s 2015 Inducement Equity Plan (the “Inducement Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Inducement Plan.

(2)

Pursuant to Rules 457(c) and 457(h)(l) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the common stock, $0.01 par value per share (the “Common Stock”) as reported on the Nasdaq Capital Market on March 14, 2024